Exhibit 99.1

NEWS RELEASE For release at 4 p.m. EDT, 3/19/09 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Former NAEP Chair, Mark Musick to Join Renaissance Learning’s
Board of Directors

WISCONSIN RAPIDS, WI — March 19, 2009 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced that Mark Musick has been nominated to join its Board of Directors.  Mr. Musick will stand for election at the Company’s annual meeting to be held on April 29, 2009.

Mr. Musick brings tremendous knowledge and experience in education to the Board, having served in several high-level positions focused on improving education.  Mr. Musick was appointed by three U.S. Secretaries of Education to chair the Governing Board of the National Assessment of Educational Progress (NAEP), a position he held for eight years.  Mr. Musick is president emeritus of the Southern Regional Education Board (SREB), for which he served as president from 1989 to 2005.  SREB is a nonprofit, nonpartisan organization that works with leaders and policy-makers in 16 member states to improve pre-K through postsecondary education.  Since 2006, Mr. Musick has held the James H. Quillen Chair of Excellence in Education and Teaching at East Tennessee State University and he currently serves as a lead director of the board of ACT, Inc., a not-for-profit organization that administers the ACT collegiate admissions tests.  Mr. Musick also serves as a director on the National Commission on Teaching and America’s Future, a nonpartisan, nonprofit, advocacy group dedicated to improving teaching quality nationwide, and the National Center for the Improvement of Educational Assessment, a nonprofit organization that seeks to improve student achievement through enhanced practices in educational assessment and accountability.

“I look forward to joining the Renaissance Learning Board of Directors,” said Musick.  “Their focus on computerized assessment technology to support teaching and learning and their mission to accelerate learning for all students are things I believe in.”

“We are very pleased that Mark Musick has agreed to join our Board,” said Judith Paul, Chairman of the Board of Directors of Renaissance Learning.  “We believe that with Mark’s extensive background and experience in education, he will provide valuable insight, advice and innovative ideas that will help guide Renaissance Learning to continue to grow and accelerate learning for even more children.”

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth prospects.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include dependence on educational institutions and government funding and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K  which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.